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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NEWS RELEASE

February 15, 2002                            For Further Information Contact:
                                             L. Nash Allen, Jr. (662) 680-2330


                          BANCORPSOUTH, INC. ANNOUNCES
                            STOCK REPURCHASE PROGRAM

TUPELO, Miss., Feb. 15 -- BancorpSouth, Inc. (NYSE: BXS) announced today that it is commencing a common stock repurchase program whereby BancorpSouth may acquire up to 4.1 million shares of its common stock, in addition to the approximately 825,000 shares that BancorpSouth has yet to purchase pursuant to the common stock repurchase program authorized on March 5, 2001.

The shares would be purchased from time to time in the open market at prevailing market prices or in privately negotiated transactions, and the repurchase program is expected to be completed within the next 18 months. The extent and timing of any repurchases will depend on market conditions and other corporate considerations. Repurchased shares will be held as authorized but unissued shares, and will be available for use in connection with BancorpSouth's stock option plans and other compensation programs, or for other corporate purposes as determined by BancorpSouth's Board of Directors.

BancorpSouth, Inc. is a bank holding company headquartered in Tupelo, Mississippi with approximately $9.4 billion in assets. BancorpSouth operates approximately 250 commercial banking, insurance, trust, broker/dealer and consumer finance locations in Alabama, Arkansas, Louisiana, Mississippi, Tennessee and Texas.